Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements (Nos. 333-135723, 333-150553 and 333-157102) on Form S-8 of VIASPACE Inc. of our report dated March 31, 2017, relating to the financial statements for the year ended December 31, 2016 which appear in this Form 10-K. Our report dated March 31, 2017, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ MaloneBailey LLP

MaloneBailey LLP

Houston, Texas

March 31, 2017